Exhibit 99.1

ARIAD Pharmaceuticals (Luxembourg) Sàrl

Audited Consolidated Financial Statements

for the Year Ended December 31, 2015

ARIAD Pharmaceuticals (Luxembourg) Sarl

Audited Consolidated Financial Statements for the Year Ended December 31, 2015

Table Of Contents

		Page

1.	Consolidated Balance Sheets	1
2.	Consolidated Statements of Operations and Comprehensive Loss	2
3.	Consolidated Statements of Stockholder’s Deficit	3
4.	Consolidated Statements of Cash Flows	4
5.	Notes to Consolidated Financial Statements	5 – 20
6.	Independent Auditors’ Report

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
In thousands	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$3,946	$7,694
Accounts receivable	6,044	2,124
Amounts receivable from Parent Company	2,730	6,316
Inventory, net (Note 2)	299	196
Deferred tax asset	114	76
Other current assets	2,719	2,485
Total current assets	15,852	18,891
Restricted cash	434	434
Property and equipment, net (Note 3)	948	1,185
Intangible and other assets, net (Note 4)	227,481	250,229
Total assets	$244,715	$270,739

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$1,510	$1,261
Amounts payable to Parent Company	36,238	25,406
Accrued compensation and benefits	5,067	5,657
Other accrued expenses	4,412	3,077
Current portion of deferred revenue	1,098	663
Other current liabilities (Note 5)	23,545	17,185
Total current liabilities	71,870	53,249
Long-term debt with Parent Company (Note 6)	449,331	416,705
Other long-term liabilities	4,716	4,907
Deferred revenue	4,379	3,502
Total liabilities	530,296	478,363

Commitments (Note 7)
Stockholder’s deficit:
Common stock, $1 par value, shares issued 20,000	20	20
Additional paid-in capital	504	504
Accumulated other comprehensive (loss) income	(2,987)	(4,185)
Accumulated deficit	(283,118)	(203,963)
Total stockholder’s deficit	(285,581)	(207,624)
Total liabilities and stockholder’s deficit	$244,715	$270,739

/s/ Jonathan Dickinson	/s/ David Jones	/s/ Laetitia Borucki
Jonathan Dickinson	David Jones	Laetitia Borucki
General Manager Europe	Head of Finance Europe	Category B Manager
Category A Manager	Category A Manager

See notes to consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	2015	2014
Revenue:
Product revenue, net	$27,516	$15,874
License and other revenue	629	136
Total revenue	28,145	16,010
Operating expenses:
Cost of product revenue	1,902	909
Research and development expense (Note 6)	25,843	20,861
Selling, general and administrative expense (Note 6)	77,678	75,094
Total operating expenses	105,423	96,864
Loss from operations	(77,278)	(80,854)
Other income (expense):
Interest expense	(1,917)	(6,872)
Foreign exchange gain	828	35,880
Other income (expense), net	(1,089)	29,008
Loss before provision for income taxes	(78,367)	(51,846)
Provision for income taxes	788	380
Net loss	$(79,155)	$(52,226)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

In thousands	2015	2014
Net loss	$(79,155)	$(52,226)
Other comprehensive income (loss):
Cumulative translation adjustment	392	214
Defined benefit pension obligation	806	(2,864)
Other comprehensive income (loss)	1,198	(2,650)
Comprehensive loss	$(77,957)	$(54,876)

See notes to consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT

			Additional	Accumulated Other
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholder’s
In thousands, except share data	Shares	Amount	Capital	(Loss) Income	Deficit	Deficit
Balance, January 1, 2014	20,000	$20	$4	$(1,535)	$(151,737)	(153,248)
Equity contribution from Parent Company			500			500
Net loss					(52,226)	(52,226)
Other comprehensive loss				(2,650)		(2,650)
Balance, December 31, 2014	20,000	20	504	(4,185)	(203,963)	(207,624)
Equity contribution from Parent Company
Net loss					(79,155)	(79,155)
Other comprehensive income				1,198		1,198
Balance, December 31, 2015	20,000	$20	$504	$(2,987)	$(283,118)	$(285,581)

See notes to consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	2015	2014
Cash flows from operating activities:
Net loss	$(79,155)	$(52,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment charges	22,985	22,955
Stock-based compensation	4,792	3,729
Non-cash accrued interest payable to Parent Company	1,916	6,872
Deferred income tax benefit	(37)	(55)
Pension expense	626	50
Foreign exchange gain	(1,099)	(36,472)
Increase (decrease) from:
Accounts receivable	(4,158)	1,056
Amounts receivable from Parent Company	3,125	(2,531)
Inventory	(103)	(8)
Other assets	(374)	(1,152)
Accounts payable and accrued expenses	1,505	2,827
Amounts payable to Parent Company	4,311	(6,710)
Deferred revenue	1,334	(5)
Other liabilities	8,118	10,381
Net cash used in operating activities	(36,214)	(51,289)
Cash flows from investing activities:
Change in restricted cash	—	(434)
Investment in property and equipment	—	(896)
Net cash used in investing activities	—	(1,330)
Cash flows from financing activities:
Proceeds from Long-term debt with Parent Company	32,626	53,809
Proceeds from additional paid-in capital from Parent Company	—	500
Net cash provided by financing activities	32,626	54,309
Effect of exchange rates on cash	(160)	(262)
Net (decrease) increase in cash and cash equivalents	(3,748)	1,428

Cash and cash equivalents, beginning of year	7,694	6,266
Cash and cash equivalents, end of year	$3,946	$7,694

Supplemental disclosures:
Income taxes paid	$229	$82

See notes to consolidated financial statements.

ARIAD PHARMACEUTICALS (LUXEMBOURG) SARL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

ARIAD Pharmaceuticals (Luxembourg) Sarl (the “Company”) is the holding company consisting of  its European subsidiaries, ARIAD Pharmaceuticals (Canada) ULC, A.P.I., ARIAD Pharmaceuticals (Israel) Ltd. and ARIAD Pharmaceuticals (Australia) Pty Ltd.  The Company is a wholly owned subsidiary of ARIAD Pharmaceuticals, Inc. (ARIAD or the “Parent Company”).

ARIAD is a global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest unmet medical need — aggressive cancers where current therapies are inadequate.

The Company is licensed by ARIAD to sell the cancer medicine, Iclusig® (ponatinib), for the treatment of adult patients with chronic myeloid leukemia (“CML”) and Philadelphia chromosome positive acute lymphoblastic leukemia (“Ph+ ALL”) primarily within the European Union and Australia.

Basis of Presentation

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the consolidated financial statements and the reported amounts and disclosure of revenue and expenses during the reporting period. Significant estimates included in the Company’s financial statements include estimates associated with revenue recognition and the related adjustments, accruals, inventory and stock-based compensation. Actual results could differ from those estimates.

The Company operates as a subsidiary of ARIAD and as a result, the consolidated financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what its consolidated results of operations, financial position and cash flows would have been had the Company operated as an independent company during the periods presented.    Certain general corporate overhead and research and development expenses incurred by the Parent Company have been allocated to the Company.  Management believes that the basis for such allocations are reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent company for the periods presented.  Note 6 provides further information regarding allocated expenses.

The accompanying financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, the Company has generated insufficient revenue from the sale of products and has incurred recurring losses and negative cash flows from operations, including a net loss of $79.2 million for the year ended December 31, 2015 and $52.2 million for the year ended December 31, 2014. As of December 31, 2015 and December 31, 2014, the Company had an accumulated deficit of $283.1 million and $204.0 million, respectively. The Company expects to incur additional operating losses and negative operating cash flows for the foreseeable future. These factors, along with the Company’s history and near term forecast of incurring significant net losses and negative operating cash flows, raise substantial doubt regarding its ability to continue as a going concern.

The Company has financed its operations to date primarily through financing from its Parent Company. The Company’s ability to continue as a going concern is dependent upon its ability to raise additional funding sufficient to cover costs and meet its obligations on a timely basis and, ultimately, attain profitable operations. Management plans to obtain funding from its Parent Company and from the future acquirer of the Company, as disclosed in note 14, in order to continue to operate as a going concern. There can be no assurance that the Company will be able to generate revenue sufficient to cover its costs or obtain capital on acceptable terms, if at all. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of ARIAD Pharmaceuticals (Luxembourg) Sarl and its wholly-owned subsidiaries. Intercompany accounts and transactions within the group consisting of ARIAD Pharmaceuticals (Luxembourg) Sarl and its wholly owned subsidiaries have been eliminated in consolidation.

Unless otherwise stated, all numbers in the following notes are presented in U.S. dollars.

Foreign Currency

The functional currency of the Company is the U.S. dollar. A subsidiary’s functional currency is the currency of the primary economic environment in which the subsidiary operates; normally, that is the currency of the environment in which a subsidiary primarily generates and expends cash. In making the determination of the appropriate functional currency for a subsidiary, the Company considers cash flow indicators, local market indicators, financing indicators and the subsidiary’s relationship with both the parent company and other subsidiaries. For subsidiaries that are primarily a direct and integral component or extension of the parent entity’s operations, the U.S. dollar is the functional currency.

For foreign subsidiaries that transact in functional currency other than the U.S. dollar, assets and liabilities are translated at current rates of exchange at the balance sheet date. Income and expense items are translated at the average foreign exchange rate for the period. Adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiaries into U.S. dollars are excluded from the determination of net loss and are recorded in accumulated other comprehensive loss, a separate component of stockholders’ equity. For foreign subsidiaries where the functional currency is the U.S. dollar, monetary assets and liabilities are re-measured into U.S. dollars at the current exchange rate on the balance sheet date. Nonmonetary assets and liabilities are re-measured into U.S. dollars at historical exchange rates. Revenue and expense items are translated at average rates of exchange prevailing during each period.

The net total of realized and unrealized transaction gains and losses was a gain of $0.8 million in 2015, and a gain of $35.9 million in 2014.

Cash Equivalents

Cash equivalents include short-term, highly liquid investments, with remaining maturities at the date of purchase of 90 days or less, and money market accounts.

Restricted Cash

The restricted cash relates to a guarantee to secure rent commitments backed by bank deposits related to the lease of the Company’s office facilities in Lausanne, Switzerland.

Accounts Receivable

The Company extends credit to customers based on its evaluation of the customer’s financial condition. The Company records receivables for all billings when amounts are due under standard terms. Accounts receivable are stated at amounts due net of applicable prompt pay discounts and other contractual adjustments as well as an allowance for doubtful accounts. The Company assesses the need for an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s ability to pay its obligation and the condition of the general economy and the industry as a whole. The Company will write off accounts receivable when the Company determines that they are uncollectible.

Inventory

The Company purchases finished products from the Parent Company. Limited manufacturing activities, consisting of packaging and labeling are also conducted by the Company.

Inventory is composed of finished goods, which are goods that are available for sale. The Company initially records inventory at cost and evaluates the recoverability of that asset periodically. The Company determines the cost of its inventory on a specific identification basis. The Company evaluates its inventory balances quarterly and if the Company identifies excess, obsolete or unsalable inventory, it writes down its inventory to its net realizable value in the period it is identified. These adjustments are recorded based upon various factors, the level of product in the distribution channel, current and projected demand for the foreseeable future and the expected shelf-life of the inventory components. The Company recorded such adjustments of $0.2 million and $0.4 million in the years ended December 31, 2015 and 2014 which are recorded as a component of cost of product revenue in the accompanying consolidated statements of operations. Inventory that is not expected to be used within one year is included in other assets, net, on the accompanying consolidated balance sheet.

Shipping and handling costs for product shipments are recorded as incurred in cost of product revenue along with costs associated with manufacturing the product sold and any inventory reserves or write-downs.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (3 to 10 years). Leasehold improvements are amortized over the shorter of their useful lives or lease term using the straight-line method.

Intangible Assets

Intangible assets consist primarily of purchased technology and capitalized patent and license costs. The cost of purchased technology, patents and patent applications, costs incurred in filing patents and certain license fees are capitalized when recovery of the costs is probable. Capitalized costs related to purchased technology are amortized over the estimated useful life of the technology. Capitalized costs related to issued patents are amortized over a period not to exceed seventeen years or the remaining life of the patent, whichever is shorter, using the straight-line method. Capitalized license fees are amortized over the periods to which they relate. In addition, capitalized costs are expensed when it becomes determinable that the related patents, patent applications or technology will not be pursued. Intangible assets relate to the cost of the intellectual property rights of Iclusig for Europe licensed from the Parent Company and capitalized.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including the above-mentioned intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Accrued Rent

The Company recognizes rent expense for leases with increasing annual rents on a straight-line basis over the term of the lease. The amount of rent expense in excess of cash payments is classified as accrued rent. Any lease incentives received are deferred and amortized over the term of the lease. At December 31, 2015 and 2014, the amount of accrued rent was $0.3 million and $0.4 million, respectively. Of these amounts, $0.3 million was included in other long-term liabilities at both December 31, 2015 and 2014.

Revenue Recognition

Revenue is recognized when the four basic criteria of revenue recognition are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. When the revenue recognition criteria are not met, we defer the recognition of revenue by recording deferred revenue until such time that all criteria are met.

Product Revenue, Net

The Company sells Iclusig to retail pharmacies, hospital pharmacies, and distributors. The retail pharmacies and hospital pharmacies dispense Iclusig directly to patients. These, retail pharmacies, hospital pharmacies and distributors are referred to as the Company’s customers. European customers are provided the right to return product only in limited circumstances, such as damaged product. Revenue is generally recognized when risk of loss and title passes to the customer, provided all other revenue recognition criteria are met.

The Company has standard terms of sale with each of its customers and delivery occurs when risk of loss and title passes to the customer. The Company evaluates the creditworthiness of each of its customers to determine whether collection is reasonably assured.

In order to conclude that the price is fixed or determinable, the Company must be able to (i) calculate its gross product revenues from the sales to its customers and (ii) reasonably estimate its net product revenues.

The Company calculates gross product revenues based on the acquisition cost that the Company charges its customers for Iclusig. The Company estimates its net product revenues by deducting from its gross product revenues (i) trade allowances, such as invoice discounts for prompt payment and customer fees, (ii) estimated government rebates, chargebacks and discounts, and, (iii) estimated product returns. These deductions from gross revenue to determine net revenue are also referred to as gross to net deductions.

Trade Allowances: The Company provides invoice discounts on Iclusig sales to certain of its customers for prompt payment. The Company deducts the full amount of these discounts from its gross product revenues at the time such discounts are earned by such customers.

Rebates, Chargebacks and Discounts: The Company is subject to mandatory rebates and discounts in markets where government-sponsored healthcare systems are the primary payers for healthcare. Estimates relating to these rebates and discounts are deducted from gross product revenues at the time the revenues are recognized. These rebates and discounts are recorded in accrued expenses on the consolidated balance sheet.

Other Adjustments: Other adjustments to gross revenue include product returns. European customers are provided the right to return product only in limited circumstances, such as damaged product. In addition, the Company is contractually obligated to ship product with specific remaining shelf-life prior to expiry per its distribution agreements.

The following table summarizes the activity in each of the above product revenue allowances and reserve categories for 2015 and 2014:

In thousands	Trade Allowances	Rebates, Chargebacks and Discounts	Other Incentives/ Returns	Total
Balance, January 1, 2014	$—	$269	$—	$269
Provision	119	474	—	593
Payments or credits	(119)	(520)	—	(639)
Balance, December 31, 2014	—	223	—	223
Provision	129	1,998	313	2,440
Payments or credits	(129)	(2,107)	—	(2,236)
Balance, December 31, 2015	$—	$114	$313	$427

The reserves above included in the Company’s consolidated balance sheets as of December 31, 2015 and 2014 are summarized as follows:

	December 31,
In thousands	2015	2014
Component of other accrued expenses	427	280
Total	$427	$280

In 2012, prior to the Company obtaining marketing authorization for Iclusig in Europe, the French regulatory authority granted an Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use, for Iclusig for the treatment of patients with CML and Ph+ ALL under a nominative program on a patient-by-patient basis. Upon completion of this program, the Company became eligible to ship Iclusig directly to customers in France as of October 1, 2013. Shipments under these programs had not met the criteria for revenue recognition as of March 31, 2016 or any earlier date as the price for these shipments was not yet fixed or determinable. On May 17, 2016 pricing and reimbursement negotiations were completed, and additional information regarding these negotiations is given in the subsequent events note.

The Company has entered into distributor arrangements for Iclusig in a number of countries including, Israel, certain countries in central and Eastern Europe, and Turkey. The Company recognizes Iclusig net product revenue from these arrangements when all criteria for revenue recognition have been satisfied. The Company has received upfront payments from distributors for the exclusive distribution rights in these territories. The upfront payments are amortized to other revenue over the terms of each applicable agreement.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash held at financial institutions. The Company believes that such financial institutions are of high credit quality. As of December 31, 2015 and December 31, 2014, a portion of the Company’s cash and cash equivalent accounts were concentrated mainly at a single financial institution, which potentially exposes the Company to credit risks. The Company does not believe that there is significant risk of non-performance by the financial institution and the Company’s cash on deposit at this financial institution is fully liquid.

The Company has no individual customer representing more than 10 percent of net product revenue and has no significant concentration of credit risk.

Advertising Costs

In connection with the commercial launch of Iclusig during 2013, the Company began incurring advertising costs. Advertising costs are expensed as incurred and were insignificant for both period 2015 and 2014.

Income Taxes

The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement basis and the income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future and for loss and other tax carry forwards. Such deferred income tax computations are based on enacted tax laws and rates applicable to the years in which the differences are expected to affect taxable income. A valuation allowance is established when it is necessary to reduce deferred income tax assets to the amount that is considered to be more-likely-than-not realizable.

The Company does not recognize a tax benefit unless it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit that is recorded for these positions is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Any interest and penalties on uncertain tax positions are included within the tax provision.

Stock-Based Compensation

The Parent Company awards stock options and other equity-based instruments to Company employees and provides employees the right to purchase common stock (collectively “share-based payments”), pursuant to Parent Company stockholder approved plans, or as inducement grants in connection with the employment of key employees. Compensation cost related to such awards is measured based on the fair value of the instrument on the grant date and is recognized on a straight-line basis over the requisite service period, which generally equals the vesting period. Because the awards settle in shares of the Parent Company, the offset to the charge was recorded with the amounts due to the Parent Company.

Segment Reporting and Geographic Information

The Company organizes itself into one operating segment reporting to the General Manager, Europe.

Recent Accounting Pronouncements

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which simplifies the presentation of deferred income taxes. ASU 2015-17 requires that deferred tax assets and liabilities, and any related valuation allowance, be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for fiscal years beginning after December 15, 2016 (and interim periods within those fiscal years) with early adoption permitted. ASU 2015-17 may be either applied prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented. The Company is currently evaluating the options for adoption and the impact on its balance sheet presentation.

In May 2014, the FASB issued amended accounting guidance related to revenue recognition. This guidance is based on the principle that revenue is recognized in an amount that reflects the consideration to which an entity expects to be entitled in exchange for the transfer of goods or services to customers. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This amendment will be effective for us in the first quarter of fiscal 2018. The Company is continuing to evaluate the options for adoption and the impact on its financial position and results of operations.

In August 2014, the FASB issued new guidance on going concern. Under the new guidance, management will be required to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The provisions of this guidance are effective for annual periods beginning after December 15, 2016, and for interim periods therein. This guidance is not expected to have an impact on the Company’s financial statements or disclosures.

On February 25, 2016, the FASB issued new guidance on the accounting for leases. The provisions of this guidance are effective for annual periods beginning after December 31, 2018, and for interim periods therein. The Company has not yet assessed the impact of this new standard on its financial statements.

2. Inventory

All of the Company’s inventories relate to the finished products of Iclusig. The following table sets forth the Company’s inventories as of December 31, 2015 and 2014, all current assets:

In thousands	2015	2014
Finished goods, gross	$408	$628
Obsolescence reserve	(109)	(432)
Inventory, net	$299	$196

3. Property and Equipment, Net

Property and equipment, net, was comprised of the following items at December 31, 2015 and 2014:

In thousands	2015	2014
Leasehold improvements	$198	$198
Equipment and furniture	1,194	1,194
	1,392	1,392
Less accumulated depreciation and amortization	(444)	(207)
Property and Equipment, net	$948	$1,185

Depreciation and amortization expense was $0.2 million for both years ended December 31, 2015 and 2014.

4. Intangible Assets, Net

Intangible assets, net, were comprised of the following items at December 31, 2015 and 2014:

In thousands	2015	2014
Capitalized license costs	$305,203	$305,203
Less accumulated amortization	(77,722)	(54,974)
Intangible Assets, net	$227,481	$250,229

Amortization expense for intangible assets was $22.7 million and $22.7 million in 2015 and 2014. The amortization period for intangible assets is ending in December 2025. The estimated future amortization expense is $22.7 million per year until December

2025. The capitalized asset relates to a license provided by ARIAD to the Company providing for perpetual exclusive rights to distribute Iclusig in Europe.

5. Other Current Liabilities

Other current liabilities consisted of the following items at December 31, 2015 and 2014:

In thousands	2015	2014
Amounts received in advance of revenue recognition	$23,503	$17,145
Other	42	40
Total	$23,545	$17,185

Amounts received in advance of revenue recognition consists of payments received from customers in France. Revenue will be recognized, net of amounts to be refunded to health authorities, upon completion of pricing and reimbursement negotiations. Additional information is provided in the subsequent events note.

6. Related Party Transactions

Inventory and cost of product revenue

The Company purchases inventories from the Parent Company. The Company recognized cost of product revenue from these inventory purchases of $1.9 million and $0.9 million during the years ended December 31, 2015 and 2014, respectively. The inventory balance as of December 31, 2015 and 2014 of $0.3 million and $0.2 million, respectively, also represents the inventory purchased from the Parent Company.

Allocated expenses

The Company was allocated corporate overhead expenses from the Parent Company for corporate-related shared service functions from which the Company benefited.  General corporate expense allocations represent costs related to centralized corporate functions such as executive oversight, business development, information technology, accounting, legal, global real estate, commercial operations and marketing that the Parent Company has incurred.  These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other measures.  These allocated costs are included within the line item “Selling, general and administrative expense” in the Company’s consolidated statement of operations and totaled $4.9 million and $4.7 million in 2015 and 2014, respectively.  As discussed in Note 1, the Company considers these general corporate expense allocations to be a reasonable reflection of the utilization of services provided.  The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company. Actual costs which may have been incurred if the Company had been a stand-alone company in 2015 and 2014 would depend on a number of factors, including how the Company chose to organize itself, which functions, if any, were outsourced or performed by the Company employees and strategic decisions made in areas such as information technology systems and infrastructure.  As such, financial information herin may not necessarily reflect the costs associated with the ongoing operations of the Company.

Research and Development Cost Sharing

The accompanying consolidated statements include charges from the Parent for research and development expenses that were incurred by the Parent Company and which provided a benefit to the Company.  These research and development expense allocations represent costs related to the Iclusig development activities including personnel, lab, overhead, professional services and other general expenses. These expenses were allocated to the Company on the basis of long-term revenue forecasts and are included within the line item “Research and development expense” in the Company’s consolidated statement of operations.  The costs totaled $15.7 million and $12.6 million in 2015 and 2014, respectively.  These costs were primarily incurred as a result of a Development Cost Sharing Agreement that was entered into in 2012 whereby costs incurred by the Parent Company related to the development of Iclusig are shared.  As discussed in Note 1, the Company considers these expense allocations to be a reasonable reflection of the utilization of services provided.  The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company. As such, financial information herein may not necessarily reflect the costs associated with the ongoing operations of the Company.

Long-term debt with Parent Company

Long-term debt with Parent Company consisted of the following at December 31, 2015 and 2014:

In thousands	2015	2014
Intellectual property loan, ARIAD Pharmaceuticals, Inc.	$298,789	$298,789
Credit facility, ARIAD Pharmaceuticals Cayman L.P.	150,542	117,916

Long-term debt with Parent Company	$449,331	$416,705

In August 2012, the Company and ARIAD Pharmaceuticals, Inc. entered into the Intellectual property loan totaling $298.8 million in conjunction with the purchase of the intellectual property rights of Iclusig for Europe by the Company. The loan had a stated interest rate of 2% until December 2014. The applicable interest rate since January 2015 has been the 90 day London Inter-bank Offer Rate (LIBOR) plus 0.15%. In 2015 and 2014, the Company recorded $1.6 million and $6.7 million, respectively, of interest expense. In 2014, the loan agreement was amended to change the notional currency from CHF to USD and to adjust interest rates to the current market. This resulted in an exchange gain of $34.7 million recorded in 2014. The loan is repayable in full on June 30, 2021.

At December 31, 2014, the loan was subordinated for an amount of $262.8 million to all other existing and future claims against the Company. At December 31, 2015, the subordinated amount increased to $297.7 million. The subordination of the loan was required due to the local legislation applicable to an entity that presents a net stockholder’s deficit.

The Credit facility was established in October 2012 to allow the Company to cover its operating expenses during a period of investment.  The initial approved amount was $65.0 million which was then subsequently increased to reach a total amount of $154.8 million in 2015. The Credit facility reflects an interest of 0.25% per year. The company recorded interest expense of $0.3 million and $0.2 million during the years ended December 31, 2015 and 2014, respectively. The loan is repayable in full on December 31, 2018.

Long-term debt with Parent Company will be impacted by the change in ownership as described in the subsequent events note.

Royalty Financing

In July 2015, the Parent Company entered into a royalty financing agreement with PDL BioPharma, Inc. (“PDL”).  In connection with the agreement, the Parent Company also entered into a security agreement with PDL. Under the security agreement, the Parent Company granted PDL a security interest in certain assets relating to Iclusig. These assets include the intellectual property rights for Europe licensed to the Company by the Parent Company.

7. Leases and Other Commitments

Facility and other leases

In January 2013, the Company entered into a lease agreement for approximately 22,000 square feet of office space in a building, which the Company occupied in 2014. The term of the lease is for ten years, with options for extension of the term and an early termination at the Company’s option after five years. Future non-cancelable minimum annual lease payments under their lease are expected to be approximately $1.0 million per year in 2016, 2017, 2018 and 2019, $1.1 million in 2020 and $3.2 million in total thereafter. The figures include the annual lease payments without considering the early termination option.

Total rent expense for the leases described above as well as other Company leases for 2015 and 2014 was $3.0 million and $2.8 million, respectively. Total future non-cancelable minimum annual rental payments for the leases described above as well as other Company leases, for the next five years and thereafter are $2.0 million, $1.9 million, $1.5 million, $0.2 million, $0.1 million and $0.1 million, respectively.

8. Fair Value of Financial Instruments

The Company provides disclosure of financial assets and financial liabilities that are carried at fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements may be classified based on the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities using the following three levels:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs that reflect the Company’s estimates of the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including its own data.

At December 31, 2015 and 2014, the carrying amounts of cash equivalents, accounts payable and accrued liabilities approximate fair value because of their short-term nature.

9. Stock Compensation

ARIAD Stock Option and Stock Plans

The Parent Company’s 2001, 2006 and 2014 stock option and stock plans (the “Plans”) provide for the awarding of nonqualified and incentive stock options, stock grants, restricted stock units, performance share units and other equity-based awards to officers, directors, employees and consultants of the Parent Company. Stock options become exercisable as specified in the related option certificate, typically over a three or four-year period, and expire ten years from the date of grant. Stock grants, restricted stock units and performance share units provide the recipient with ownership of common stock subject to terms of vesting, any rights the Parent Company may have to repurchase the shares granted or other restrictions. The 2001 and 2006 Plans have no shares remaining available for grant, although existing stock options granted under these Plans remain outstanding. As of December 31, 2015, there were 9,632,924 shares available for awards under the 2014 Plan. The Parent Company generally issues new shares upon the exercise or vesting of stock plan awards.

Employee Stock Purchase Plan

In 1997, the Parent Company adopted the 1997 Employee Stock Purchase Plan (“ESPP”) and reserved 500,000 shares of common stock for issuance under this plan. The ESPP was amended in June 2008 to reserve an additional 500,000 shares of common stock for issuance and the plan was further amended in 2009 and in June 2015 to reserve an additional 750,000 shares of common stock for issuance pursuant to each of those amendments. Under this plan, substantially all of the Company’s employees may, through payroll withholdings, purchase shares of the Parent Company’s common stock at a price of 85 percent of the lesser of the fair market value at the beginning or end of each three-month withholding period. In 2015 and 2014, 68,531 and 65,210 shares of common stock were issued to employees of the Company under the plan, respectively. Compensation cost is equal to the fair value of the discount on the date of grant and is recognized as compensation in the period of purchase.

Stock-Based Compensation

The Company’s statements of operations included total compensation cost from awards under the Plans and purchases under the ESPP for the years ended December 31  as follows:

In thousands	2015	2014
Compensation cost from:
Stock options	$2,874	$2,691
Stock and stock units	1,793	926
Purchases of common stock at a discount	123	112
	$4,790	$3,729

In thousands	2015	2014
Compensation cost included in:
Research and development expense	$1,126	$740
Selling, general and administrative expense	3,664	2,989
	$4,790	$3,729

Stock Options

Stock options are granted by the Parent Company with an exercise price equal to the closing market price of the Parent Company’s common stock on the date of grant. Stock options generally vest ratably over three or four years and have contractual terms of ten years. Stock options are valued using the Black-Scholes option valuation model and compensation cost is recognized based on such fair value over the period of vesting on a straight-line basis. The following table summarizes information about stock options as of and for the years ended December 31 as follows:

In thousands, except per share amounts	2015	2014
Weighted average fair value of options granted, per share	$4.97	$4.76
Total cash received from exercises of stock options	177	18
Total intrinsic value of stock options exercised	94	6

The weighted average fair value of options granted in the years ended December 31, 2015 and 2014, reflect the following weighted-average assumptions:

	2015	2014
Expected life of options granted (in years)	6.4	6.7
Expected volatility	77%	84%
Risk-free rate	1.83%	2.14%
Expected dividends	0%	0%

The expected life assumption is based on an analysis of historical behavior of participants related to options awarded over time. The expected volatility assumption is based on an average of the historical volatility and the implied volatility of the Parent Company’s common stock, derived from an analysis of historical traded and quoted options on the Company’s common stock. The risk-free rate is based on the forward U.S. Treasury yield curve. The expected dividends reflect the Parent Company’s current and expected future policy for dividends on its common stock.

Stock option activity under the Parent Company’s stock plans and attributable to the Company’s employees for the year ended December 31, 2015 was as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Options outstanding, January 1, 2015	1,658,640	$10.24
Granted	263,465	$7.22
Forfeited	(149,111)	$8.41
Exercised	(34,660)	$5.27
Options outstanding, December 31, 2015	1,738,334	$10.04

The following table summarizes information about Parent Company stock options related to the Company’s employees outstanding as of December 31, 2015:

	Options Outstanding	Options Exercisable	Options Vested and Expected To Vest
Number of options	1,738,334	681,855	1,443,889
Weighted average exercise price per share	$10.04	$11.27	$10.43
Aggregate intrinsic value (in 000’s)	$938	$444	$777

	Options Outstanding	Options Exercisable	Options Vested and Expected To Vest
Weighted average remaining contractual term (years)	7.90	7.29	7.81

Options expected to vest consist of options scheduled to vest in the future less expected forfeitures.

At December 31, 2015, total unrecognized compensation cost related to non-vested stock options outstanding amounted to $3.3 million. That cost is expected to be recognized over a weighted-average period of 2.1 years.

Stock and Stock Unit Grants

Stock and stock unit grants carry restrictions as to resale for periods of time or vesting provisions over time as specified in the grant. Stock and stock unit grants are valued at the closing market price of the Parent Company’s common stock on the date of grant and compensation expense is recognized over the requisite service period, vesting period or period during which restrictions remain on the common stock or stock units granted. Stock and stock unit activity under the Parent Company’s stock plans attributable to the Company’s employees for the year ended December 31, 2015 was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2015	290,645	$7.50
Granted / awarded	410,675	$8.39
Forfeited	(42,501)	$7.47
Vested or restrictions lapsed	(143,370)	$8.97
Outstanding, December 31, 2015	515,449	$7.80

The total fair value of stock and stock unit awards that vested in 2015 and 2014 was $1.0 million and $0.2 million, respectively. The total unrecognized compensation expense for restricted shares or units that have been granted or are probable to be awarded was $1.8 million at December 31, 2015 and will be recognized over 1.4 years on a weighted average basis.

Included in stock and stock units outstanding in the table above also include 35,000 performance share units awarded on January 31 2014, of which 17,500 shares is dependent upon the achievement of specific commercial objectives by the end of 2015 and 17,500 shares is dependent upon the achievement and timing of the achievement of specific research and development objectives. The Company and the Parent Company have concluded that it is probable that these performance conditions will be met. The total compensation expense for the portion related to the research and development objectives may be up to 60 percent higher depending on the timing and level of performance met

Stock and stock units outstanding in the above table as of December 31, 2015 also include 42,400 performance share units awarded on April 29, 2015, the vesting of 17,400 units of which is dependent upon the achievement of certain market performance conditions. Of the remaining 25,000 performance share units, the vesting of fifty percent is dependent upon the achievement of specific commercial objectives by the end of 2015, and the vesting of the remainder is dependent upon the achievement and timing of the achievement, of specific research and development objectives. The Company and the Parent Company have concluded that it is probable that the performance condition will be met for the market performance condition and the research and development objectives, but not for the commercial objective. The total compensation expense for the portion related to the market performance and research and development objectives may be up to 60 percent higher depending on the timing and level of performance met.

10. Accumulated Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) for the years ended December 31, 2015 and 2014 were as follows:

In thousands	Cumulative Translation Adjustment	Defined Benefit Pension Obligation	Total
Balance, January 1, 2014	$(40)	$(1,495)	$(1,535)
Other comprehensive income loss	214	(2,864)	(2,650)

In thousands	Cumulative Translation Adjustment	Defined Benefit Pension Obligation	Total
Balance, December 31, 2014	174	(4,359)	(4,185)
Other comprehensive income (loss)	392	806	1,198
Balance, December 31, 2015	$566	$(3,553)	$(2,987)

11. Income Taxes

The Company is subject to corporate income taxes as well as taxes in foreign jurisdictions where subsidiaries have been established. Loss before provision for income taxes and the provision for income taxes consist of the following items for the years ended December 31, 2015 and 2014:

In thousands	2015	2014
Loss before provision for income taxes
Domestic (Luxembourg)	$(53)	$(71)
Foreign	(78,314)	(51,775)
Total	$(78,367)	$(51,846)

Provision for income taxes
Current:
Domestic (Luxembourg)	$4	$4
Foreign	821	431
Deferred:
Domestic (Luxembourg)	$—	$—
Foreign	(37)	(55)
Total	$788	$380

A reconciliation of the statutory corporate income tax rate to the effective income tax rate for the years ended December 31, 2015, and 2014 is as follows:

	2015	2014
Statutory income tax rate	(29)%	(29)%
Stock compensation	1	1
Foreign rate differential	21	21
Tax reserves	1	1
Change in valuation allowance	7	7
Effective tax rate	1%	1%

The components of deferred income taxes were as follows at December 31:

In thousands	2015	2014
Deferred tax liabilities:
Accruals	$—	$(24)
Total deferred tax liabilities	—	(24)
Deferred tax assets:
Net operating loss carryforwards	19,695	14,025
Pension	1,060	729
R&D Cost share from Parent Company	—	483

In thousands	2015	2014
Other	103	—
Total deferred tax assets	20,858	15,237
Deferred tax assets, net	20,858	15,213
Valuation allowance	(20,744)	(15,137)
Total deferred taxes	$114	$76

At December 31, 2015, the Company had available estimated net operating loss carryforwards as follows:

In thousands	Amount (in thousands)	Expiring if not utilized
Net operating loss carryforwards:
Domestic (Luxembourg)	202	2020 through 2036
Foreign	251,140	2020 through 2022

Since the Company has not yet achieved sustained profitable operations, management believes most of its deferred tax assets do not satisfy the more likely than not realization criteria and has recorded a valuation allowance for a substantial portion of deferred tax assets as of December 31, 2015 and 2014. The valuation allowance increased by $5.6 million in 2015 and $3.6 million in 2014.

The Company does not recognize a tax benefit unless it is more likely than not that the tax position will be sustained upon examination by tax authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized for these positions is measured at the largest amount of benefit that is greater than 50 percent likelihood of being realized upon ultimate settlement. Deferred tax assets that do not meet these recognition criteria are not recorded and the Company recognizes a liability for uncertain tax positions that may result in tax payments..

In 2015, the Company’s uncertain tax positions increased to approximately $0.8 million. A reconciliation of the reserve for uncertain tax benefits is as follows:

In thousands	2015	2014
Uncertain tax positions, beginning of the year:	$431	$184
Gross increases — tax positions in current period	393	247
Uncertain tax positions, end of year	$824	$431

All tax years for the Company and the foreign subsidiaries are open to audit in their respective jurisdictions. There are no ongoing or announced tax audits in any of the jurisdictions.

12. Defined Benefit Pension Obligation

In March 2013, the Company established a defined benefit pension plan for employees in its Switzerland subsidiary. The plan provides benefits to employees upon retirement, death or disability. The Company uses December 31 as the year-end measurement date for this plan.

Summarized information regarding changes in the plan obligations and plan assets, the funded status and the amounts recorded as of December 31, 2015 and 2014 is as follows:

In thousands	2015	2014
Benefit obligation, beginning of year	$14,210	$7,876
Service cost	1,729	1,081
Interest cost	134	163
Plan participants’ contributions	546	486
Actuarial loss (gain)	93	3,057
Plan change	(495)	—
Employee vested funds brought to plan, net	(382)	2,183

In thousands	2015	2014
Expenses paid from assets	(25)	—
Translation gain	(86)	(636)
Benefit obligation, end of year	15,724	14,210
Fair value of plan assets, beginning of year	9,620	5,998
Actual return on plan assets	170	130
Employer contributions	1,471	1,285
Plan participants’ contributions	546	483
Employee vested funds brought to plan, net	(382)	2,183
Expenses paid from assets	(25)	—
Translation loss	(99)	(459)
Fair value of plan assets, end of year	11,301	9,620
Unfunded liability, end of year	$4,423	$4,590

This unfunded liability is recognized in other long-term liabilities in the accompanying consolidated balance sheet as of December 31, 2015 and 2014.

The projected benefit obligation, the accumulated benefit obligation and the fair value of the plan assets as of December 31, 2015 and 2014 were as follows:

In thousands	2015	2014
Projected benefit obligation	$15,724	$14,210
Accumulated benefit obligation	$15,012	$13,839
Fair value of plan assets	$11,301	$9,620

The net periodic benefit cost for the plan for the year ended December 31, 2015 and 2014 were as follows:

In thousands	2015	2014
Service cost	$1,729	$1,081
Interest cost	134	163
Expected return on plan assets	(96)	(137)
Amortization of prior service cost	329	150
Net periodic benefit cost	$2,096	$1,257

Other changes in the plan assets and the benefit obligation that are recognized in accumulated other comprehensive income (loss) and other comprehensive loss for the years ended December 31, 2015 and 2014 were as follows:

In thousands	2015	2014
Pension liability in other comprehensive income, beginning of year	$(4,359)	$(1,495)
Plan change	495	—
Net gain	(18)	(3,014)
Amortization of prior service cost	329	150
Pension liability in other comprehensive income, end of year	$(3,553)	$(4,359)

The prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year is $0.2 million.

The assumptions used to determine the benefit obligation at December 31, 2015 and 2014 were as follows:

	2015	2014
Discount rate	0.75%	1.25%
Rate of compensation	1.50%	1.50%

The assumptions used to determine net periodic benefit costs for 2015 and 2014 were as follows:

	2015	2014
Discount rate	0.75%	1.25%
Expected long-term return on plan	0.75%	1.25%
Rate of compensation increase	1.50%	1.50%

The assets of the plan are held in a collective investment account. The value for the entity is represented by the cash surrender value of the insurance policy and are considered as level 2 in the fair value hierarchy.

The Company expects to contribute approximately $1.6 million to its defined benefit pension plan in 2016.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

In thousands
2016	$658
2017	698
2018	728
2019	742
2020	750
2021-2025	4,399
$7,975

13. Litigation

From time to time, the Company may be subject to various claims and legal proceedings. If the potential loss from any claim, asserted or unasserted, or legal proceedings is considered probable and the amount is reasonably estimated, the Company will accrue a liability for the estimated loss.

14. Subsequent Events

Finalization of pricing and reimbursement negotiations in France

On May 17, 2016, the price of Iclusig in France became fixed upon completion of pricing and reimbursement negotiations with the health authority.  The aggregate gross selling price of the shipments under these programs amounted to $25 million through December 31, 2015, of which $23.5 million had been collected as of December 31, 2015.

The Company considered the completion of pricing and reimbursement negotiations in France as a non-adjusting post balance sheet subsequent event. Prior to May 17, 2016, the price of Iclusig was considered neither fixed nor determinable and consequently these shipments had not met the criteria for revenue recognition. The amount of cash collected from these shipments is recorded in other current liabilities in the consolidated balance sheet at December 31, 2015.

Following the completion of pricing and reimbursement, the Company will record revenue in May 2016 of $24.4 million for the cumulative shipments through March 31, 2016, net of amounts that will be refunded to the health authority of $4.0 million.

Restructuring Actions

In the first quarter of fiscal 2016, the Company incurred expenses of $1.1 million associated with employee workforce reductions of approximately 9 positions implemented in March 2016. The restructuring charges will be recorded and paid during 2016.

Change in ownership

On May 9, 2016, ARIAD Pharmaceuticals Inc. (the “Parent Company”) and its wholly-owned subsidiary ARIAD Pharmaceuticals (Cayman) L.P. (the “Seller”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with  Incyte Corporation (“Incyte”) (as guarantor) and its wholly-owned subsidiary Incyte Europe S.a.r.l. (“Incyte Europe”), pursuant to which Incyte Europe has agreed to acquire from the Seller all of the outstanding shares of ARIAD Pharmaceuticals (Luxembourg) S.a.r.l. (the”Company”), the parent company of ARIAD’s European subsidiaries for an upfront payment of $140 million (the “Upfront Payment”).

In connection with the transactions contemplated by the Share Purchase Agreement, the parties have also agreed on an Amended and Restated Buy-in License Agreement to be entered into between the Parent Company, Incyte (as guarantor) and the Company, one of the entities that will be owned by Incyte upon the closing of the transactions contemplated by the Share Purchase Agreement (the “License Agreement”).  Under the terms of the License Agreement, Incyte will be granted an exclusive license to develop and commercialize Iclusig in the Territory (the “License”). The Parent Company will be entitled to receive tiered royalties from Incyte of between 32 percent and 50 percent of net sales of Iclusig in the Territory (the “Royalty Payments”). The Royalty Payments will be subject to adjustment for certain events, including events related to the expiration of statutory or regulatory exclusivity periods for the commercialization of Iclusig in the Territory.  In addition, the Parent Company will be eligible to receive up to $135 million in potential development and regulatory milestones for Iclusig in new oncology indications in the Territory, together with additional milestones for non-oncology indications, if approved, in the Territory.  Incyte has agreed to contribute up to $7.0 million in each of 2016 and 2017 to fund the Parent Company’s OPTIC and OPTIC-2L clinical trials. The terms of the License Agreement also include an option for an acquirer of ARIAD to re-purchase the licensed rights from Incyte, subject to certain conditions.

Unless terminated earlier in accordance with its provisions, the term of the License Agreement, including Incyte’s obligation to make the full Royalty Payments, will continue in effect on a country-by-country basis until the latest to occur of (1) the expiration date of the composition patent in the relevant country (which, for the countries in Europe covered by the patents, is generally July 2028, subject to a potential six-month extension for pediatric exclusivity), (2) the expiration of any regulatory marketing exclusivity period or other statutory designation that provides similar exclusivity for the commercialization of Iclusig in such country and (3) the seventh anniversary of the first commercial sale of Iclusig in such country; and thereafter, in the absence of generic competition, for a specified period of time in which Incyte will be obligated to pay royalties at a reduced rate.

The closing under the Share Purchase Agreement and effectiveness of the License Agreement is currently expected to occur on or about June 1, 2016, subject to satisfaction of customary closing conditions. ARIAD Pharmaceuticals  (Australia) Pty Ltd is not part of the acquisition and will remain as a subsidiary of the Parent Company after closing of the transaction. As part of the closing of this transaction, the Parent Company and its subsidiaries will waive the debts and accrued interest due from the Company.  This debt waiver will be considered an equity contribution to the Company.

Deloitte SA Rue du Pré-de-la-Bichette 1 CH 1202 Genève Tel +41 58 279 80 00 Fax +41 58 279 88 00 www.deloitte.ch

INDEPENDENT AUDITORS’ REPORT

To the Partners’ Meeting of

ARIAD Pharmaceuticals (Luxembourg) Sàrl

Rue Eugene Ruppert 6

2453 Luxembourg

Luxembourg

We have audited the accompanying consolidated financial statements of ARIAD Pharmaceuticals (Luxembourg) Sàrl and its subsidiaries (the “Company”), which comprise  the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended,  and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted  in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether  due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ARIAD Pharmaceuticals (Luxembourg) Sàrl and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 and 6 to the financial statements, the assets and liabilities of the Company are used in managing the business of ARIAD Pharmaceuticals, Inc. in Europe. The financial statements include expense allocations for certain corporate functions historically provided by ARIAD Pharmaceuticals, Inc. These allocations may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity apart from ARIAD Pharmaceuticals, Inc.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net equity deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 14 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Deloitte S.A.

/s/ Karine Szegedi Pingoud	Alexandre Ribordy

Geneva, May 27, 2016

KSP/ARI/fta